Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TEXTRON INC.,

ACES ACQUISITION CORP.

and

ARCTIC CAT INC.

Dated as of January 24, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 24, 2017 (the “Agreement Date”), among Textron Inc., a Delaware corporation (“Parent”), Aces Acquisition Corp., a Minnesota corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and Arctic Cat Inc., a Minnesota corporation (the “Company”). Each of Parent, Purchaser and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser shall (and Parent has agreed to cause Purchaser to) commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per Share of $18.50 (such amount or any different amount per Share that may, in accordance with the terms hereof, be paid pursuant to the Offer, the “Offer Price”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger” and together with the Offer and the other transactions contemplated by this Agreement, collectively, the “Transactions”), in accordance with the Minnesota Business Corporation Act (the “MBCA”), whereby each issued and outstanding Share (other than Shares tendered and accepted pursuant to the Offer and Excluded Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) and, as required by the MBCA, a committee of disinterested directors of the Company Board, among other things, (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the Transactions, including the Offer and the Merger, and (iii) recommended that the Company’s shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required to consummate the Merger, such shareholders approve and adopt this Agreement and the Merger (the “Company Board Recommendation”);

WHEREAS, (i) the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and (ii) Parent, as the sole stockholder of Purchaser, has adopted and approved this Agreement;

WHEREAS, the Board of Directors of Purchaser has (i) approved this Agreement and declared its advisability and (ii) recommended the adoption and approval of this Agreement by the sole stockholder of Purchaser; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

SECTION 1.01 The Offer.

(a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.01, (ii) the Company is prepared (in accordance with Section 1.02(b)) to file the Schedule 14D-9 on the same date as Purchaser commences the Offer and (iii) none of the events set forth in clauses (c)(i) through (vi) of Annex I shall have occurred and be continuing, as promptly as practicable (and in any event within ten (10) Business Days) after the Agreement Date, Purchaser shall commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all the outstanding Shares at the Offer Price, subject to: (A) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then beneficially owned by Parent or Purchaser, in the aggregate, or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”); and (B) the satisfaction, or written waiver (where permitted by applicable Law) by Parent or Purchaser, of the other conditions and requirements set forth in Annex I.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or written waiver (where permitted by applicable Law) by Parent or Purchaser, of the other conditions and requirements set forth in Annex I, Purchaser shall accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after Purchaser is legally permitted to do so under applicable Law in accordance with the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.02(e).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to waive (where permitted by applicable Law), in their sole discretion, in whole or in part, any of the conditions set forth in Annex I, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this

Agreement or as previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions and requirements to the Offer set forth in Annex I in a manner materially adverse to the holders of Shares or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.

(d) Subject to the terms and conditions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m. (New York City time) on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Purchaser shall extend the Offer for any period or periods required by (A) applicable Law, (B) applicable rules, regulations, interpretations or positions of the SEC or its staff or (C) any of the rules and regulations, including listing standards, of NASDAQ or any other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded, (ii) in the event that any of the conditions to the Offer set forth in Annex I are not satisfied or, to the extent permitted by applicable Law, waived as of any then scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for successive extension periods of not more than twenty (20) Business Days each in order to permit the satisfaction of the conditions to the Offer set forth in Annex I and (iii) in the event that any of the conditions to the Offer set forth in Annex I are not satisfied or, to the extent permitted by applicable Law, waived as of any then scheduled Expiration Date and there has not been an Adverse Recommendation Change, the Company may, in its sole discretion and by written notice at least two (2) Business Days prior to such scheduled Expiration Date, request that Purchaser extend the Offer for one period of ten (10) Business Days, until all of the conditions to the Offer set forth in Annex I are satisfied or, to the extent permitted, validly waived; provided, however, that notwithstanding the foregoing clause (ii) of this Section 1.01(e), in no event shall Purchaser be required to extend the Offer beyond the earlier to occur of (1) the date this Agreement is terminated pursuant to Section 8.01 or (2) the Outside Date; and provided, further, that the foregoing clause (ii) of this Section 1.01(e) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 8.01.

(f) Notwithstanding the foregoing, if necessary to obtain sufficient Shares to reach the Short Form Threshold, Purchaser shall provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of not more than twenty (20) Business Days in the aggregate; provided, however, that if Purchaser exercises the Top Up Option pursuant to Section 1.04, it shall not be required to provide for a “subsequent offering period.” Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall immediately accept for payment and pay for all Shares that are validly tendered pursuant to the Offer during any such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.01(f).

(g) Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Purchaser shall promptly (and in any event within forty-eight (48) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated pursuant to Article VIII prior to the purchase of Shares in the Offer, Purchaser shall promptly return and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As promptly as practicable on the date of the commencement of the Offer, Parent and Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and other ancillary Offer documents and instruments, if any, in respect of the Offer (collectively, together with any amendments and supplements thereto and the Schedule TO, the “Offer Documents”). Parent and Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by such Party for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its legal counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to the additions, deletions or changes suggested thereto by the Company and its legal counsel, in each case, so long as the Company Board has not effected an Adverse Recommendation Change. In addition, so long as the Company Board has not effected an Adverse Recommendation Change, Parent and Purchaser shall provide the Company with (i) a copy of any written comments or telephonic notice of any oral comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which due consideration shall be given) and to participate in such response, including by participating in any discussions with the SEC.

(i) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(j) Parent and Purchaser shall timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Transactions required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate to the holders of Shares via the Offer Documents the information set forth in any such registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes.

(k) The Offer Price shall be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the Agreement Date and prior to the payment by Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 1.02 Company Actions.

(a) The Company hereby approves of and consents to the Offer and consents to the inclusion in the Offer Documents of the Company Board Recommendation, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as set forth in Section 6.03(e).

(b) On the date the Schedule TO is filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 6.03(e), contain the Company Board Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company shall use its best efforts to obtain the consent of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Opinion, together with a summary thereof (which summary shall comply with the provisions of Item 1015(b) of Regulation M-A promulgated by the SEC). The Company also hereby consents to the inclusion in the Offer Documents of a description of the Company Board actions described in Section 3.04 and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 6.03(e), the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such Party for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by the Exchange Act. Parent, Purchaser and their legal counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the additions, deletions or changes suggested thereto by Parent, Purchaser and their legal counsel. In addition, the Company shall provide Parent, Purchaser and their legal counsel with (i) a copy of any written comments or telephonic notice of any oral comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which due consideration shall be given) and to participate in such response, including by participating in any discussions with the SEC.

(c) Promptly after the Agreement Date (and in any event in sufficient time to permit Purchaser to commence the Offer within the time period required by Section 1.01(a)) and otherwise from time to time as requested by Purchaser or its agents, the Company shall furnish or cause to be furnished to Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating with the record and beneficial owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

(d) Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents to consummate the Offer as contemplated hereby and any other documents necessary to consummate the Merger as contemplated hereby, Parent and Purchaser shall, and Parent and Purchaser shall require their Representatives to, keep confidential any information provided by or on behalf of Company pursuant to this Section 1.02 and use all such information only in connection with the Offer, the Merger and the other Transactions and, should the Offer terminate or if this Agreement shall be terminated, will, in accordance with the terms of the Confidentiality Agreement, promptly deliver, and will require their Representatives to deliver, to the Company or destroy all copies, summaries and extracts of such information then in their possession or control.

SECTION 1.03 Directors.

(a) Effective immediately after the time Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, subject to compliance with the provisions of the Company Charter, the Company Bylaws, applicable Law and the Listing Rules of the NASDAQ, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their respective Affiliates bears to the total number of Shares then outstanding; provided, however, Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent, Purchaser and their Affiliates beneficially own a majority of the outstanding Shares); provided, further, that prior to the Effective Time, the Company Board shall always have at least two (2) members who are not officers, directors, employees or designees of Parent or Purchaser or any of their Affiliates (“Purchaser Insiders”). If the number of directors who are not Purchaser Insiders is reduced below two (2) prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of directors who are not Purchaser Insiders is reduced to zero, then the other directors on the Company Board shall designate and appoint to the

Company Board two (2) directors who are not officers, directors, employees or otherwise affiliated with Purchaser or Parent (other than as a result of such designation). After the Acceptance Time, the Company shall take all actions as are necessary to enable Parent’s designees to be so elected or designated to the Company Board (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Company Board or both) in compliance with applicable Law. The Company shall use its reasonable best efforts to cause persons designated by Parent to constitute the same percentage as persons designated by Parent on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or other similar body) of each Company Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company will promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.03, which, unless Parent otherwise elects, will be mailed together with the Schedule 14D-9. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.03 will be subject to the receipt of such information.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.03 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder and (iii) any waiver or enforcement of any of the Company’s rights or any of the obligations of Parent or Purchaser hereunder will require the consent of, or be taken at the direction of, a majority of the directors of the Company then in office who are not Purchaser Insiders (or the approval or direction of the sole director if there shall only be one (1) director then in office who is not a Purchaser Insider), and such authorization shall constitute the authorization of the Company Board, and no other action on the part of the Company, including any action by any other director of Company, shall be required to authorize any such action.

(d) After the Acceptance Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” (as defined by Rule 5615(c) of the NASDAQ Listing Rules) and make all necessary filings and disclosures associated with such status.

SECTION 1.04 Top Up Option.

(a) The Company hereby irrevocably grants to Purchaser an option (the “Top Up Option”), exercisable only from and after the Acceptance Time upon the terms and subject to the conditions set forth in this Section 1.04, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the “Top Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by Purchaser and Parent, in the aggregate, at the time of such exercise, shall constitute one Share more than

90% of the Fully Diluted Shares (after giving effect to the issuance of the Top Up Option Shares); provided, however, that the Top Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Top Up Option Shares, the Short Form Threshold would be reached (assuming the issuance of the Top Up Option Shares but excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, further, that in no event shall the Top Up Option be exercisable for a number of Shares in excess of the Company’s then total authorized and unissued Shares. Upon Parent’s request, the Company shall use reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top Up Option and after giving effect to the issuance of the Top-Up Option Shares. Except as otherwise provided in Section 1.04(b), the aggregate amount payable to the Company for the Top Up Option Shares purchased hereunder upon exercise of the Top Up Option shall be equal to the product of the number of Top Up Option Shares being so purchased upon such exercise and the Offer Price (the “Top Up Consideration”). For purposes of this Agreement, “Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion or exchange of any then-outstanding warrants, options, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable.

(b) The Top Up Consideration shall consist of (i) an amount equal to the par value of the Top Up Option Shares so purchased, to be paid in cash, and (ii) an amount equal to the balance of the Top Up Consideration, which may be paid (x) in cash, or (y) by issuance of a promissory note of Purchaser (which shall be treated as payment to the extent of the principal amount thereof), or (z) any combination of the foregoing, at Purchaser’s election. Any such promissory note shall (A) bear interest at the rate per annum equal to the short-term applicable federal rate on the date of execution and delivery of such promissory note, payable in arrears at maturity, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid without premium or penalty and (D) shall have no other material terms. The Company Board has determined that Top Up Consideration for the Top Up Option Shares is adequate in accordance with the MBCA and otherwise taken all steps necessary such that, upon issuance and delivery in accordance with this Section 1.04, the Top Up Option Shares shall be validly issued, fully paid and non-assessable.

(c) The Top Up Option shall be exercisable once, to the full number of Top Up Option Shares then purchasable under the Top Up Option to reach one Share more than 90% of the Fully Diluted Shares and not in part; provided, however, that notwithstanding anything in this Agreement to the contrary, the Top Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms. At the closing of the purchase of Top Up Option Shares pursuant to the Top Up Option, Purchaser shall cause to be delivered to the Company the Top Up Consideration required to be delivered in exchange for such Top Up Option Shares, and the Company shall cause to be issued to Purchaser a certificate (a “Certificate”) representing such Shares or, upon Purchaser’s request, the applicable number of uncertificated Shares represented by book-entry (“Book-Entry Shares”). The Parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top Up Option Shares on the same day that Purchaser gives the Company written notice of its intent to exercise the Top Up Option and, in any event, as promptly thereafter as possible.

(d) In the event Purchaser exercises the Top Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned, directly or indirectly, by Parent and Purchaser immediately preceding the purchase of the Top Up Option Shares, (ii) the place and time for the closing of the purchase of the Top Up Option Shares, (iii) the number of Shares that Purchaser intends to purchase pursuant to such exercise of the Top Up Option, (iv) the manner in which Purchaser intends to pay the Top Up Consideration and (v) Purchaser’s election for issuance of the Top Up Option Shares as Certificates or Book-Entry Shares.

(e) In the event of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the Agreement Date that would have the effect of diluting Purchaser’s rights under this Section 1.04, the number of and the purchase price for the Top Up Option Shares will be adjusted appropriately so as to restore to Purchaser its rights hereunder with respect to the Top Up Option as the same exists as of the Agreement Date; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) Parent and Purchaser acknowledge that the Top Up Option Shares that Purchaser may acquire upon exercise of the Top Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

SECTION 1.05 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the MBCA, at the Effective Time the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the MBCA and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Company”. The Parties agree that, for U.S. federal income tax purposes, Purchaser (and its actions hereunder) shall be disregarded and the Merger, together with the acquisition of Shares pursuant to the Offer, shall be treated as a taxable purchase by Parent from shareholders of the Company of the Shares converted in the Merger or accepted for payment pursuant to the Offer. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

(b) At the Effective Time, (i) the Restated Articles of Incorporation of the Company as in effect as of the Agreement Date (the “Company Charter”) shall be amended in their entirety to read the same as the articles of incorporation of Purchaser immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Arctic Cat Inc.” and as so amended shall be the articles of incorporation of the Surviving Company, until thereafter amended as provided therein or in accordance with applicable Law, and (ii) the Amended and Restated Bylaws of the Company as in effect as of the Agreement Date (the “Company Bylaws”) shall be amended in their entirety to read the same as the bylaws of Purchaser immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Company, until thereafter amended as provided therein or in accordance with applicable Law.

(c) The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company.

(d) If at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

SECTION 1.06 Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 9:00 A.M. (Eastern Time) on, subject to Section 1.09, the third business day (the “Closing Date”) following the day on which the last to be satisfied or, to the extent permitted by applicable Law, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other place or on such other date and time as Parent and the Company may mutually agree.

SECTION 1.07 Effective Time. Concurrently with the Closing, the Company and Parent will cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or such later time as is specified in the Articles of Merger and as is agreed to by the Company and Parent in writing, being the “Effective Time”) and shall make all other filings or recordings required under the MBCA (if any).

SECTION 1.08 Meeting of Shareholders to Approve the Merger. Subject to Section 1.09, if approval of the shareholders of the Company is required under the MBCA to consummate the Merger:

(a) As promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and in any event within ten (10) Business Days following the Acceptance Time or the expiration of any “subsequent offering period,” as applicable, the Company shall prepare and file with the SEC a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement, which shall include, among other things, the Opinion; provided that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the preliminary Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the shareholders of the Company as promptly as practicable following the Proxy Statement Clearance Date. The Company shall include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement in accordance with the MBCA. The Company shall (i) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, (ii) provide to Parent promptly copies of all written correspondence or telephonic notice of oral communications between the Company or any Company Representative and the SEC or its staff with respect thereto and (iii) give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all such comments of, and requests by, the SEC or its staff. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such Party for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to promptly cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act and/or the MBCA.

(b) The Company, acting through (or upon authorization by) the Company Board (or a committee thereof), shall, in accordance with and subject to the requirements of the Company Charter, the Company Bylaws and applicable Law:

(i) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, (A) duly set a record date for, call and give notice of a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be printed and mailed to the shareholders of the Company; and

(iii) use commercially reasonable efforts to secure any approval by the shareholders of the Company that is required by the Company Charter, the Company Bylaws and the MBCA and any other applicable Law to effect the Merger.

(c) Parent shall vote, or cause to be voted, at the Special Meeting or any postponement or adjournment thereof, or pursuant to a written consent in lieu of meeting, all of the Shares then owned by it, Purchaser or any of its Affiliates in favor of the approval and adoption of this Agreement.

SECTION 1.09 Merger Without Meeting of Shareholders. Notwithstanding the terms of Section 1.08, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by Purchaser in accordance with this Agreement or the exercise of the Top Up Option, Parent and Purchaser shall then, directly or indirectly, hold, in the aggregate, at least 90% of the outstanding Shares (excluding from Parent and Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (the “Short Form Threshold”), the Parties agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of shareholders of the Company in accordance with Section 302A.621 of the MBCA.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled in accordance with Section 2.01(b) or Dissenting Shares (collectively, the “Excluded Shares”), shall be canceled and shall be converted automatically into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law. The Merger Consideration is payable in accordance with Section 2.02(b).

(b) Cancellation of Parent-Owned Shares. Each Share owned by the Company, if any, or any direct or indirect wholly owned Company Subsidiary and each Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At or promptly after the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Earnings on the Payment Fund in excess of the amounts payable to the shareholders of the Company pursuant to Section 2.01(a) shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery of such Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates evidencing such Shares or the Book-Entry Shares in exchange for the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a). Upon (A) surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may customarily be required by the Paying Agent, the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificates so surrendered are registered if the Certificates representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder thereof is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the person in whose name such Book-Entry Shares are registered.

(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares (other than Excluded Shares) six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Company, Purchaser and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock Awards such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Company, Purchaser or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock Awards in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company, Purchaser or Parent, as the case may be.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, the receipt by it of an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options, Restricted Stock Units; Stock Appreciation Rights; Restricted Stock Awards.

(a) At the Effective Time, (i) each outstanding option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2002 Stock Plan, 2007 Omnibus Stock and Incentive Plan and 2013 Omnibus Stock and Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time, (ii) each stock appreciation right representing the right to receive a payment in cash or Shares of the Company (each, a “Stock Appreciation Right”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested immediately prior to the Effective Time, (iii) each restricted stock unit (each, a “Restricted Stock Unit”) that is subject to a Restricted Stock Unit award granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time, and (iv) each restricted stock award (each, a “Restricted Stock Award”) granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time.

(b) Each Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) be canceled effective as of the Effective Time and converted into the right to receive, following the Effective Time (and in no event later than the later of fifteen (15) calendar days following the Closing and the first Business Day on which the Surviving Company pays payroll to Service Providers following the Closing), an amount in cash, without interest, equal to the product of (i) the amount by which the Merger

Consideration exceeds the applicable exercise price per Share of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements. Each Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is greater than the Merger Consideration shall be canceled effective as of the Effective Time without the payment of consideration.

(c) Each Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) be canceled effective as of the Effective Time and converted in to the right to receive, following the Effective Time (and in no event later than the later of fifteen (15) calendar days following the Closing and the first Business Day on which the Surviving Company pays payroll to Service Providers following the Closing), an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Stock Appreciation Right, and (ii) the aggregate number of Shares subject to such Stock Appreciation Right. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements. Each Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is greater than the Merger Consideration shall be canceled effective as of the Effective Time without the payment of consideration.

(d) Each Restricted Stock Unit that vests in accordance with Section 2.04(a) shall be canceled effective as of the Effective Time and converted into the right to receive, following the Effective Time (and in no event later than the later of fifteen (15) calendar days following the Closing and the first Business Day on which the Surviving Company pays payroll to Service Providers following the Closing), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Restricted Stock Unit award. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(e) Each Restricted Stock Award that vests in accordance with Section 2.04(a) shall be canceled as of the Effective Time and converted into the right to receive, following the Effective Time (and in no event later than the later of fifteen (15) calendar days following the Closing and the first Business Day on which the Surviving Company pays payroll to Service Providers following the Closing), an amount in cash equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Restricted Stock Award. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(f) The Company Board (or, if applicable, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other necessary actions to terminate the Company Stock Plans effective as of the Effective Time.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. If any demand for fair value is made of Dissenting Shares and the Top Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top Up Option shall be treated as if it had not been paid to or received by the Company and the Shares issued upon exercise of the Top Up Option shall be treated as if they were not issued or outstanding.

(b) The Company shall provide prompt notice to Parent of any demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters Rights with respect to any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

SECTION 2.06 Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established), then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the SEC Reports, in each case filed or furnished on or after April 1, 2015 and prior to the date hereof (excluding any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the SEC Reports and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature, other than any factual information contained therein), or (ii) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Purchaser in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure made in the Company Disclosure Schedule or SEC Reports shall be deemed to be disclosed with respect to any section of this Agreement to the extent the relevance of such disclosure to any such representation or warranty is reasonably apparent from the text of such disclosure), the Company hereby represents and warrants to Parent and Purchaser as follows:

SECTION 3.01 Organization and Qualification; Company Subsidiaries.

(a) Each of the Company and each Company Subsidiary is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of each Company Subsidiary, where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. The Company does not directly or indirectly own any Equity Interest in any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Articles of Incorporation and Bylaws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the Company Bylaws, and (c) the articles of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the Agreement Date. Each such articles of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its articles of incorporation and bylaws (or equivalent organizational documents).

SECTION 3.03 Capitalization.

(a) The authorized share capital of the Company consists of (i) 45,000,000 shares of Company Common Stock and (ii) 2,500,000 shares of preferred stock, par value $1.00 (the “Preferred Stock”).

(b) As of January 17, 2017, (i) 13,061,142 shares of Company Common Stock were issued and outstanding (including all outstanding Restricted Stock Awards), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock were held by the Company Subsidiaries, (iii) no shares of Preferred Stock were issued and outstanding, and (iv) 1,084,759 shares of Company Common Stock are reserved for future issuance in connection with awards granted under the Company Stock Plans or as non-plan employment inducement awards (including 915,540 shares of Company Common Stock subject to outstanding Company Stock Options (of which 480,518 have exercise prices below the Offer Price), no shares of Company Common Stock subject to outstanding Stock Appreciation Rights and 169,219 shares of Company Common Stock subject to outstanding Restricted Stock Units). Except as set forth in this Section 3.03, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the shares of Company Common Stock, any shares of capital stock of any Company Subsidiary or the value of all or any part of the Company or any Company Subsidiary (the “Equity Interests”), in each case, obligating the Company or any Company Subsidiary to issue, sell or grant any such Equity Interests. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c) The Company has previously provided a true and complete list, as of January 17, 2017, of (i) the number of shares of Company Common Stock subject to each outstanding Company Stock Option, the name of the holder, the exercise price, the grant date, the exercise period and vesting schedule of each such Company Stock Option and the Company Stock Plan pursuant to which the Company Stock Option was granted, (ii) the number of shares of Company Common Stock subject to each outstanding Stock Appreciation Right, the name of the holder, the exercise price, the grant date, the exercise period and vesting schedule of each such Stock Appreciation Right and the Company Stock Plan pursuant to which the Stock Appreciation Right was granted, (iii) the number of shares of Company Common Stock subject to each outstanding Restricted Stock Unit award, the name of the holder, the grant date, the vesting schedule and settlement date, and the Company Stock Plan pursuant to which such Restricted Stock Unit award was granted, and (iv) the number of shares of Company Common Stock subject to each outstanding Restricted Stock Award, the name of the holder, the grant date, the vesting schedule and settlement date, and the Company Stock Plan pursuant to which such Restricted Stock Award was granted. Since January 1, 2017 through the Agreement Date, the Company has not issued any Shares, Company Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards or other Equity Interests other than pursuant to Company Stock Options, Stock Appreciation Rights, Restricted Stock Units and Restricted Stock Awards that were outstanding as of December 31, 2016.

(d) There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Equity Interests of the Company or any Company Subsidiary, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares or any Equity Interests of any Company Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of the Company or any Company Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests of the Company or of any Company Subsidiary.

(e) Each outstanding Equity Interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such Equity Interest is owned by the Company or another Company Subsidiary free and clear of all Liens.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (subject, in the case of the consummation of the Merger, to the receipt of the Company Shareholder Approval to the extent required by the MBCA). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the consummation of the Merger, to the receipt of the Company Shareholder Approval to the extent required by the MBCA and filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter, the Company Bylaws, or the articles of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and, to the extent required by the MBCA, the Company Shareholder Approval has been obtained, conflict with or violate any federal, state, local or foreign (non-United States) law, common law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of, any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company or any Company Subsidiary pursuant to, any Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to the foregoing clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not be material to the Company and the Company Subsidiaries, taken as whole.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) complying with any applicable requirements of the Exchange Act, (ii) any filings with the SEC as may be required by the Company in connection with this Agreement and the Transactions, (iii) any filings required under the rules and regulations of NASDAQ, (iv) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, including the filing with the Secretary of State of the State of Minnesota of the Articles of Merger, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Antitrust Laws as may be applicable to the Transactions, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

SECTION 3.06 Permits. Each of the Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”). Neither the Company nor any Company Subsidiary is, or since December 31, 2014 has been, in conflict in any material respect with, or in default, breach or violation in any material respect of, any Company Permit by which such entity or any property or asset of such entity is bound or affected. Each of the Company and the Company Subsidiaries is in compliance in all material respects with the rules and regulations of the Governmental Authority issuing such Company Permits. There is not pending or, to Knowledge of the Company, threatened in writing before any Governmental Authority any Action, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Company Subsidiaries relating to any material conflict with, or material default, breach or violation of, any of the Company Permits or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any of the Company Permits. The actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened in writing, any application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any material rights of the holder under any Company Permit. All applications required to have been filed for the renewal of each Company Permit or other filings required to be made with respect to each Company Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and, subject to obtaining the consents, approvals and other authorizations described in Section 3.05(b), none of the Company Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the Transactions.

SECTION 3.07 Compliance.

(a) The businesses of the Company and each Company Subsidiary are being, and, since December 31, 2014, have been conducted in compliance in all material respects with, and neither the Company nor any of the Company Subsidiaries is, or since December 31, 2014, has been, in any material respect in conflict with, or in default, breach or violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound or affected.

(b) Neither the Company nor any of the Company Subsidiaries has received, at any time since December 31, 2014, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, any Laws. No investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the Company’s Knowledge, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same.

(c) Neither the Company nor any Company Subsidiary is or has been, and, to the Knowledge of the Company, none of their respective officers, directors or employees is or has been, suspended or debarred from doing business by any Governmental Authority or declared nonresponsible or ineligible for government contracting, and no such suspension or debarment action has been commenced.

SECTION 3.08 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed or furnished (as applicable) by it with the SEC since December 31, 2014 (as amended through the Agreement Date, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the Agreement Date, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the Agreement Date will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not and will not, at the time they were filed or will be filed, or, if amended prior to the Agreement Date, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments). The effects of any uncorrected misstatements (taking into account SEC Staff Accounting Bulletin Nos. 99 and 108) accumulated by the Company’s external auditors pertaining to the consolidated financial statements included in the SEC Reports are immaterial, individually and in the aggregate, to the consolidated financial statements of the Company, taken as a whole.

(c) The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have (A) any fraud or questionable accounting or auditing practices that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (B) any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors. Subsequent to the most recently completed evaluation of the Company’s internal controls over financial reporting, the Company has not become aware of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting. There have been no significant changes in the design or operation of the Company’s internal control over financial reporting as it relates to the preparation of interim financial information that occurred subsequent to the most recently filed SEC Report.

(d) Neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2016 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, (iii) disclosed in an SEC Report since the Latest Balance Sheet, or (iv) incurred in the ordinary course of business since March 31, 2016 that would not have a Company Material Adverse Effect.

(e) Since December 31, 2014, subject to any applicable grace periods, the Company has been in and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ.

(f) The Company has made available to Parent true and complete copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(g) As of the Agreement Date, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that, to the Knowledge of the Company, are pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

(h) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2014, and all responses to such comment letters filed by or on behalf of the Company.

(i) To the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act since March 31, 2016.

(j) To the Knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company, nor, to the Company’s Knowledge, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(k) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein). To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any material side agreement (written or oral) or similar Contract with any dealer, distributor or customer.

(l) There are no outstanding loans or other extensions of credit (excluding reimbursable ordinary business expenses) made by the Company or any of the Company Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

SECTION 3.09 Absence of Certain Changes or Events. Since March 31, 2016 through the Agreement Date, (a) there has not been a Company Material Adverse Effect, (b) except in connection with the Transactions, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the Agreement Date, would constitute a violation of clauses (c), (f), (g), (i), (j), (m), (n), (o), (p), (q), (r) or (s) of Section 5.01.

SECTION 3.10 Absence of Litigation. There is no lawsuit, litigation, suit, audit, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, action, proceeding, arbitration, notice of violation or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary (or, to the Knowledge of the Company, any director or officer of the Company in such capacity as director or officer) which involves an amount in excess of $500,000 or that is material to the Company and the Company Subsidiaries, taken as a whole, or which, if determined adversely, would reasonably be expected to prevent or materially delay the consummation of the Transactions. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority, that would have a Company Material Adverse Effect.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, change of control or other material contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider (collectively, the “Plans”).

(b) For each Plan, the Company has furnished to Parent a copy of such plan (or a description, if such plan is not written) and all material amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination or opinion letter from the Internal Revenue Service of the United States (the “IRS”); (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the three most recently completed plan years; (v) the most recently prepared actuarial reports and financial statements; (vi) all documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the PBGC or any other Governmental Authority during the past three (3) years; (vii) all notices and correspondences that relate to any matter which could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries; (viii) all current administrative and other service contracts and amendments thereto with third-party services providers and (ix) all current employee handbooks, manuals and policies.

(c) No Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(d) With respect to each Plan, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of the Company Subsidiaries could be subject to any material liability under the terms of such Plan or under applicable Law.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan.

(f) Each Plan has been established, maintained and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(g) With respect to any Plan, as of the Agreement Date, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or any other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(h) Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider to the Company or any Company Subsidiary for any Tax incurred by such individual, including under Section 409A, 457A or 4999 of the Code.

(i) Each Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply with and has been operated in compliance with the requirements of Section 409A, and the Company has complied in practice and operation with all applicable requirements of Section 409A. The Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation.

(j) Each Plan may be terminated as of or after the Closing without resulting in any liability to the Company or to Purchaser for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

(k) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or any Subsidiary of the Company or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than required by the terms of the Plans as in effect as of the Agreement Date or (ii) to modify, change or terminate any Plan, other than a modification, change or termination required by applicable Law.

SECTION 3.12 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is or has been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the Knowledge of the Company, as of the Agreement Date, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary. As of the Agreement Date, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b) The Company and each Company Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person.

SECTION 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Company Disclosure Schedule lists: (i) the street address or location of each parcel of Owned Real Property; (ii) the current owner of each parcel of Owned Company Real Property; and (iii) the current use of each parcel of Owned Company Real Property. Except as has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries, as the case may be, has good and marketable title in fee simple, or the equivalent thereof, to each parcel of Owned Company Real Property, free and clear of all Liens, except Permitted Liens.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all Leases relating to the Company Real Property and any and all Company Lease Documents and includes: (i) the street address or location of each parcel of Leased Real Property; (ii) the identity of the lessor, lessee, current occupant (if different from lessee) of each such parcel of Leased Real Property and any guarantor; and (iii) the current use of each such parcel of Leased Real Property. Except as has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(c) Except as has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (i) either the Company or one of the Company Subsidiaries, as the case may be, is in peaceful and undisturbed possession of each parcel of Company Real Property, (ii) there are no contractual or legal restrictions that preclude or restrict the ability to use the Company Real Property for the purposes for which it is currently being used, (iii) neither the Company nor any of the Company Subsidiaries has leased or subleased any parcel or any portion of any parcel of Company Real Property to any other person and (iv) no other person has any rights to the use, occupancy or enjoyment thereof pursuant to any Lease, nor has the Company or any of the Company Subsidiaries assigned its interest under any Lease listed or required to be listed in Section 3.13(b) of the Company Disclosure Schedule to any third party.

(d) The Company or a Company Subsidiary has good and valid title to, or has a valid leasehold interest in, or valid rights under contract to use, all of the tangible assets and properties and any intangible assets reflected in the Latest Balance Sheet, that are individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole (except for assets and properties disposed of since March 31, 2016 in the ordinary course of business), free and clear of all Liens, except Permitted Liens.

(e) Except as has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Company, threatened against any parcel of the Company Real Property.

SECTION 3.14 Taxes.

(a) The Company and the Company Subsidiaries (i) have timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and such Tax Returns are correct and complete in all material respects, and (ii) have timely paid all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b) There are no pending audits, examinations, investigations, refund, litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of the Company or any of the Company Subsidiaries, and no such audits, examinations, investigations, refund litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than Permitted Liens.

(c) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries).

(d) Neither the Company nor any of the Company Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the Agreement Date, that the Company or any of the Company

Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or determination for Taxes.

(e) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(f) Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state or local Law.

(g) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a prepaid amount received, or paid, on or prior to the Closing Date, (v) deferred gains arising from a transaction on or prior to the Closing Date or (vi) an election under Section 108(i) of the Code.

(h) Neither the Company nor any of the Company Subsidiaries has net operating losses or other Tax attributes presently subject to limitation under Section 382, 383 or 384 of the Code, or the federal consolidated return regulations.

(i) Any transaction entered into by the Company or the Company Subsidiaries with respect to new markets tax credits under Section 45D of the Code has complied with all rules and requirements relating to the availability of such credits.

(j) Neither the Company nor any of the Company Subsidiaries has (i) issued any “covered debt instrument” described in Treasury Regulation Section 1.385-3(b)(2), or (ii) during the period beginning 36 months prior to the date hereof, engaged in a distribution or acquisition described in paragraphs (A) through (C) of Treasury Regulation Section 1.385-3(b)(3)(i).

(k) For purposes of this Agreement:

(i) “Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

(ii) “Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

SECTION 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule lists each of the following types of Contracts, including all amendments, supplements and modifications, to which the Company or any Company Subsidiary is a party as of the Agreement Date (such Contracts required to be set forth in such list, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended March 31, 2016 or any SEC Reports filed after the date of filing of such Form 10-K until the Agreement Date;

(ii) (A) any Contract with a Principal Customer and (B) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets which is expected to involve consideration or payments to the Company or any of the Company Subsidiaries in excess of $2,000,000 in the aggregate during the calendar year ending December 31, 2017 (other than a Contract with a Principal Customer);

(iii) (A) any Contract with a Principal Supplier and (B) any Contract for the furnishing of goods (e.g., components and raw material) which is expected to involve consideration or payments by the Company or any of the Company Subsidiaries in excess of $2,000,000 in the aggregate during the calendar year ending December 31, 2017 (other than a Contract with a Principal Supplier);

(iv) all Contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company or business alliance;

(v) all Company IP Agreements that are material to the business of the Company or any Company Subsidiary;

(vi) any Contract containing any non-compete or exclusivity provision or any similarly restrictive provision with respect to any line of business, person or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries;

(vii) all Contracts concerning the use, occupancy, management or operation of, or evidencing any interests in, any Company Real Property (including all Contracts and Leases listed or required to be listed or otherwise set forth in Section 3.13(b) of the Company Disclosure Schedule);

(viii) all Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $250,000 individually or $1,000,000 in the aggregate or (B) intercompany indebtedness among the Company and any wholly owned Company Subsidiaries);

(ix) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past three (3) years;

(x) any management, service consulting or similar Contract that is material to the operation of the Company and the Company Subsidiaries, taken as a whole;

(xi) any material hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xii) any distributor, dealer or agency agreement or similar Contract pursuant to which the Company or any Company Subsidiary has received or expects to receive consideration or payments in excess of $2,000,000 or is material to the operation of the Company and the Company Subsidiaries, taken as a whole; and

(xiii) each Contract pursuant to which the Company or any of the Company Subsidiaries are bound that includes an “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $1,000,000.

(b) True and complete copies of each Material Contract have been made available to Parent. Each Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto. None of the Company or any Company Subsidiary has received any written claim of breach or default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract. To the Knowledge of the Company, (i) no other party is in breach or violation of, or default under, any Material Contract and (ii) neither the Company nor any Company Subsidiary has received, as of the Agreement Date, any written notice from any person that such person intends to terminate or not renew any Material Contract. As of the Agreement Date, neither the Company nor any Company Subsidiary is a party to any distributor, dealer or agency agreement or similar Contract containing materially different terms (individually or in the aggregate) than the forms of such Contracts made available to Parent in the Data Room prior to the Agreement Date.

SECTION 3.16 Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect. Neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 3.17 Environmental Matters.

(a) Except as would not have a Company Material Adverse Effect:

(i) the Company and each Company Subsidiary are, and have been, in compliance with all applicable Environmental Laws;

(ii) the Company and the Company Subsidiaries possess all permits, licenses, authorizations and other approvals issued pursuant to any applicable Law relating to pollution or the protection of the environment or to health and safety (“Environmental Laws”) that are required to conduct the business and operations of the Company and each Company Subsidiary, and are and have been in compliance with all such permits, licenses, authorizations and approvals;

(iii) no releases of (A) any chemicals, contaminants, wastes, petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (B) any other waste, material, or substance defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant,” or analogous terminology, or with respect to which liability or obligations may arise or be imposed under, any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, in, to, from or under any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, and including third-party sites to which the Company or any Company Subsidiary has sent any Hazardous Materials, including for treatment, storage, disposal, processing, recycling or other handling, that affect such property;

(iv) neither the Company nor any Company Subsidiary has received or is subject of any written claim or notice, or Action or Order, from any Governmental Authority or person alleging that the Company or any Company Subsidiary is or may be in violation of, or has liability or obligations under, any Environmental Law.

(b) The Company has made available to Parent (i) all consent orders, action plans, settlements applicable to, and (ii) material and relevant assessments, reports, data, results of investigations or audits in the possession of, or that are reasonably available to, the Company pertaining to Environmental Laws, Hazardous Materials, or any other environmental, health or safety matters, and the Company or any Company Subsidiary.

SECTION 3.18 Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and Internet domain names included in the Owned Intellectual Property.

(b) The operation of the business of the Company and each Company Subsidiary as conducted within the past six (6) years and as currently conducted, and the use of the Company Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate the valid and enforceable Intellectual Property rights of any third party, and no Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary alleging any of the foregoing. To the Knowledge of the Company, no person has, within the past six (6) years, engaged in or is engaging in any activity that conflicts with, infringes, misappropriates or otherwise violates any Owned Intellectual Property.

(c) The Company or a Company Subsidiary is the exclusive owner of the entire right, title and interest in and to the material Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and exclusive licenses. The Company and each Company Subsidiary has a valid license to use the material Licensed Intellectual Property in the operation of its business as currently conducted, subject only to the terms of the Company IP Agreements.

(d) The Owned Intellectual Property and, to the Knowledge of the Company, the Licensed Intellectual Property are (i) subsisting, valid and enforceable in all material respects, (ii) currently in compliance in all material respects with any and all formal applicable legal requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof and (iii) not subject to any outstanding Order or agreement that would, in whole or in part, impair the validity or enforceability thereof. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary based upon or challenging the legality, validity, enforceability, ownership or seeking to deny or restrict the use by the Company or such Company Subsidiary of any of the Company Intellectual Property.

(e) Neither the Company nor any Company Subsidiary has entered into any Contract or is otherwise obligated to indemnify any other third party against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property rights of any third party.

(f) The computer, information technology and data processing systems, facilities and services used by the Company and the Company Subsidiaries, including all Software (including firmware and other Software embedded in hardware devices or that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance or support of any Company Products), hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are operational for the conduct of the business of the Company and each Company Subsidiary as currently conducted and the operation of the Company Products. The Company and each Company Subsidiary has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are free, in all material respects, from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and the Systems are free from the foregoing issues or other material defects. To the Knowledge of the Company, there has been no unauthorized access to the Systems. None of the Software used by the Company or any of the Company Subsidiaries is licensed pursuant to an “open source” license, or incorporates or is based on any Software licensed pursuant to an “open source” license, where the Company’s or any Company Subsidiary’s use thereof would result in the grant of, or would require it to grant, a royalty-free license to any its products or access to any of its source code.

(g) The Company and each Company Subsidiary have taken all reasonable steps necessary to maintain the confidentiality of the material trade secrets and other material confidential Intellectual Property used in connection with its business. No material trade secrets or other material confidential Intellectual Property used in connection with the business of the Company or any Company Subsidiary have been disclosed to any person except pursuant to appropriate non-disclosure or license agreements that obligate such person to keep such material trade secrets or other material confidential information confidential both during and after the term of such agreement. To the Knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company or such Company Subsidiary. To the extent that any Intellectual Property that is material to the operation of the business of the Company or a Company Subsidiary has been conceived, developed or created for the Company or such Company Subsidiary by any other person, the Company or such Company Subsidiary has executed valid and enforceable written agreements with such person with respect thereto transferring to the Company or such Company Subsidiary the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

(h) The execution, delivery and performance of this Agreement by the Company does not constitute or result in a breach of, or trigger a right to terminate by any third-party any Company IP Agreement, nor does any third-party hold a contractual right of consent to assignment of any Company IP Agreement.

SECTION 3.19 Anti-Corruption Compliance.

(a) None of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of the Company Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

(b) The Company and each of the Company Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and the other Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii)(A) all Laws relating to United States export controls and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, and regulations promulgated thereunder (the “Export Administration Act”).

(c) The Company and each of the Company Subsidiaries (i) have disclosed to Parent any and all voluntary disclosures or referrals made to any U.S. Governmental Authority on behalf of the Company since December 31, 2014 with regards to the FCPA or Export Administration Act and (ii) are not currently subject to any consent decrees or deferred prosecution agreements, nor any third-party government appointed monitors as a result of any such consent decree or deferred prosecution agreement.

(d) Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries, and, to the Knowledge of the Company, each of their respective officers, employees and directors, acting in their capacity as such, is in compliance with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.

SECTION 3.20 Affiliate Transactions. As of the Agreement Date, there are no transactions or Contracts between (i) the Company or any of the Company Subsidiaries and (ii) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).

SECTION 3.21 Quality and Safety of Products.

(a) Since December 31, 2014, neither the Company nor any of the Company Subsidiaries has received written notice from (i) any of its customers, distributors or dealers that such customer, distributor or dealer has (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any Action brought or initiated by a Governmental Authority or (C) been threatened in writing by a Governmental Authority with any Action or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of the Company Subsidiaries (each such product, a “Company Product”) to meet applicable manufacturing, quality or labeling standards established by Law, except, in the case of each of clause (i) and (ii), as would not be material to the Company and the Company Subsidiaries, taken as whole.

(b) Since December 31, 2014, (i) there have been no recalls of any Company Products whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of the Company Subsidiaries and (ii) the Company has not received any written notice from any customer, distributor, dealer or Governmental Authority in connection with a claim or allegation against the Company or any of the Company Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not be material to the Company and the Company Subsidiaries, taken as whole.

SECTION 3.22 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) shall not, when filed with the SEC, when first published, distributed or disseminated to the Company’s shareholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and shall not, when filed with the SEC, when first published, distributed or disseminated to the Company’s shareholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 (and any amendment thereof or supplement thereto) based on information furnished by Parent or Purchaser in writing expressly for inclusion therein.

SECTION 3.23 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), when filed with the SEC, when first published, distributed or disseminated to the Company’s shareholders, at the time of any meeting of the Company’s shareholders to be held in connection with the Merger and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Purchaser in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

SECTION 3.24 Board Approvals; Vote Required.

(a) The Company Board, at a meeting duly called and held, has unanimously adopted resolutions effecting the Company Board Recommendation. As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded or modified.

(b) Assuming the accuracy of the representations and warranties in Section 4.04, the affirmative vote of the holders of Shares representing a majority of the voting power of the then-outstanding Shares is the only vote required, if and to the extent required by the MBCA, of the holders of any class or series of capital stock or other Equity Interests of the Company to adopt this Agreement and to approve and consummate the Merger (the “Company Shareholder Approval”).

SECTION 3.25 Takeover Laws. The Company Board or a committee of disinterested directors thereof, as the case may be, at a meeting duly called and held, has approved the Offer, the Merger, this Agreement and the Transactions, which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.04, constituted approval under the provisions of Sections 302A.011, Subd. 38(h) for the purposes of Sections 302A.673 and 302A.675 of the MBCA as a result of which this Agreement, the plan of merger and the Transactions, including the Offer and the Merger, are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provision of Section 302A.673 of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA. The Company has taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the other Transactions from Sections 302A.671, 302A.673 and 302A.675 of the MBCA, and, accordingly, none of such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions, other than Chapter 80B of the MBCA (each, a “Takeover Statute”). The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

SECTION 3.26 Opinion of the Company Financial Advisor. The Company Board has received an opinion (the “Opinion”) from Robert W. Baird & Co. (the “Company Financial Advisor”) to the effect that, as of the Agreement Date and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of the Company Common Stock pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders (other than Parent, Purchaser and their respective Affiliates). The Opinion has not been withdrawn, revoked or modified as of the Agreement Date. Prior to the Agreement Date, the Company has made available to Parent a copy of the Opinion.

SECTION 3.27 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the Agreement Date, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and the Company Financial Advisor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Organization. Each of Parent and Purchaser is a corporation validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not have a Parent Material Adverse Effect.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the consummation of the Merger, to the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) complying with any applicable requirements of the Exchange Act, (ii) any filings with the SEC as may be required by Parent or Purchaser in connection with this Agreement and the Transactions, (iii) any filings required under the rules and regulations of the NYSE or NASDAQ, (iv) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, including the filing with the Secretary of State of the State of Minnesota of the Articles of Merger, (v) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as may be applicable to the Transactions, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

SECTION 4.04 Ownership of Shares. As of the Agreement Date, none of Parent, Purchaser or any Affiliates of Parent (excluding, for the avoidance of doubt, any pension plan or 401(k) plan maintained by Parent or its Affiliates) (a) directly or indirectly own, beneficially or otherwise, any of the Shares or (b) is an “interested shareholder” (as defined in Section 302A.011 of the MBCA).

SECTION 4.05 Operations of Purchaser. Purchaser is an indirect wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.06 Sufficient Funds. Parent and Purchaser will, at the Acceptance Time and the Effective Time, have cash and cash equivalents and/or available sources of credit sufficient to consummate the Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Closing and to pay all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

SECTION 4.07 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) shall not, when filed with the SEC, when first published, distributed or disseminated to the shareholders of the Company and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws

SECTION 4.08 Information in the Proxy Statement and the Schedule 14D-9. The information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement, if any, or the Schedule 14D-9 (and any amendment thereof or supplement thereto) shall not, when filed with the SEC, and, in the case of the Proxy Statement, when first published, distributed or disseminated to the Company’s stockholders, at the time of the meeting of the Company’s shareholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the Agreement Date and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries to, conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to (i) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all necessary licenses, permits, consents, franchises and approvals and authorizations, and (iv) maintain satisfactory relationships of the Company and the Company Subsidiaries with any persons with which the Company or any Company Subsidiary has material business relations and with Governmental Authorities that have jurisdiction over their respective businesses and operations. Subject to Section 6.06, the Company agrees that, between the Agreement Date and the Effective Time, it shall not, directly or indirectly, take any action or knowingly fail to take any action that is intended to materially delay or prevent the consummation of the Transactions. Except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent, provided that, in the case of clauses (h) and (m) and, solely with respect to clauses (h) and (m), (u) of this Section 5.01, such consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change its articles of incorporation, bylaws or other similar organizational documents;

(b) issue, sell, dispose of or encumber, or authorize such issuance, sale, disposition or encumbrance of, any shares of any class of share capital of the Company or any Company Subsidiary, or any other Equity Interests of the Company or any Company Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock Awards that are outstanding on the Agreement Date pursuant to the terms of the applicable award agreement as in effect immediately prior to the Agreement Date);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital or other Equity Interests, except for dividends or other distributions by any direct or indirect wholly-owned

Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary or enter into any Contract with respect to the voting or registration of its share capital or other Equity Interests;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital or other Equity Interests of the Company or any Company Subsidiary;

(e) sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, incur any Lien on (other than a Permitted Lien), or otherwise dispose of, or authorize any of the foregoing with respect to, any Owned Real Property or any of its material properties, assets, licenses, operations, rights, businesses or interests therein (including Intellectual Property) except (i) in the ordinary course of business, (ii) pursuant to Contracts in force on the Agreement Date (provided that such Contracts have been made available to Parent prior to the Agreement Date), (iii) dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business as conducted as of the Agreement Date or (iv) dispositions among the Company and the Company Subsidiaries;

(f) acquire (including by merger, consolidation, acquisition of Equity Interests or assets, or any other business combination) any person or other business organization (or any division thereof);

(g) (i) repurchase, prepay or incur any indebtedness for borrowed money (other than pursuant to the Existing Credit Agreement, in all cases in material compliance with the terms and conditions of the Existing Credit Agreement) or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary), (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any Company Subsidiary);

(h) enter into, amend in a material manner, waive, renew or terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the Agreement Date);

(i) authorize, or make any commitment with respect to, capital expenditures that in the aggregate, together with any capital expenditures incurred prior to the Agreement Date during the fiscal year ended March 31, 2017, exceed the annual capital expenditures budget (a copy of which has been set forth in Section 5.01(i) of the Company Disclosure Schedule) of the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business;

(j) except as otherwise required under any plan, program, policy, agreement or other arrangement in existence as of the Agreement Date, (i) increase the compensation payable or to become payable or the benefits provided to Service Providers; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former Service Provider; (iii) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the Agreement Date, for the benefit of any Service Provider except as required by Law; (iv) loan or advance any money or other property to any current or former Service Provider; or (v) establish, adopt, enter into or amend any collective bargaining agreement or labor union contract;

(k) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger;

(l) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(m) (i) settle (or propose to settle) any Action, other than (A) settlements involving not more than $200,000 in monetary damages individually (net of insurance proceeds) and that do not (x) require any actions (including, for the avoidance of doubt, the license of any Intellectual Property) or impose any material restrictions on the business or operations of the Company or any Company Subsidiary, or after the Effective Time, Parent or its Subsidiaries or (y) include the admission of wrongdoing by the Company or any Company Subsidiary and (B) stockholder litigation, which is the subject of Section 6.11, (ii) settle or compromise any material investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement, or (iii) waive, release or assign any claims or rights of material value;

(n) change its financial accounting policies or procedures in effect as of March 31, 2016, other than as required by applicable Law or GAAP, or write up, write down or write off the book value of any assets of the Company or the Company Subsidiaries, other than (i) in the ordinary course of business or (ii) as may be required by applicable Law or GAAP;

(o) make any change in the investment, hedging, reserving, underwriting or claims administration policies, practices or principles that would be material to the Company and the Company Subsidiaries, taken as a whole, expect as may be required to conform to changes in GAAP or applicable Law;

(p) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(q) (i) change or adopt (or file a request to change or adopt) any method of Tax accounting or any annual Tax accounting period, (ii) make, change or rescind any material Tax election, (iii) file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with the past practices of the

Company or such Company Subsidiary, as applicable, (iv) settle or compromise any claim, investigation, audit or controversy relating to Taxes, (v) surrender any right to claim a Tax refund, (vi) file any amended Tax Return, (vii) enter into any closing agreement with respect to any Tax or (viii) waive or extend the statute of limitations with respect to the assessment or determination of Taxes;

(r) (i) abandon, disclaim, dedicate to the public, sell, assign, transfer or encumber (other than Permitted Liens) in, to or under any material Company Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect the Company’s or any Company Subsidiary’s interest in such material Company Intellectual Property; (ii) license any Intellectual Property to any third party, other than non-exclusive licenses granted in the ordinary course of business; (iii) develop, create or invent any Intellectual Property jointly with any third party, in each case other than in the ordinary course of business; or (iv) disclose any confidential information or confidential Company Intellectual Property to any person, other than employees of the Company or a Company Subsidiary or third parties that are subject to confidentiality or non-disclosure agreements protecting against disclosure thereof, in each case in the ordinary course of business, or to Parent or any of its Affiliates in connection with the Transactions;

(s) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(t) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(u) agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 Control of Operations. Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Material Contracts, in connection with any of the Transactions and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any Other Filings.

SECTION 6.02 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, the terms of any Contract entered into prior to the Agreement Date or as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, Employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that if such access or disclosure (x) is prohibited by applicable Law, the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate applicable Law, (y) is prohibited by an existing Contract, the Company shall use reasonable best efforts to obtain the required consent from the counterparty to such Contract to allow such access or disclosure or (z) would be reasonably expected to violate or result in a loss of such privilege, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much or it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and, if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege.

(b) All information obtained by Parent, Purchaser or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated October 6, 2016 (the “Confidentiality Agreement”), between Parent and the Company; provided that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Purchaser’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers notice to Parent that it intends to effect an Adverse Recommendation Change of a type described in Section 6.03(e)(i) or actually effects such Adverse Recommendation Change, the restrictions set forth in Section 14 of the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Purchaser). The Company and Parent hereby agree, in accordance with Section 20 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b).

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

SECTION 6.03 No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall request the prompt return or destruction of all non-public confidential information previously furnished to any person in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person, its Subsidiaries or Representatives.

(b) Except as permitted by this Section 6.03, during the period between the Agreement Date and the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company agrees that it shall not, and shall cause each Company Subsidiary not to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives not to, directly or indirectly, (i) solicit or initiate any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public and confidential information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or could be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(b), (iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or (iv) execute or enter into any Acquisition Agreement; provided, however, that, notwithstanding the foregoing, the Company may respond to unsolicited inbound inquiries (orally or in writing) from third parties that communicate an interest in pursuing an Acquisition Proposal; provided further that, prior to the Acceptance Time, nothing contained in this Section 6.03 shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person that makes an unsolicited bona fide Acquisition Proposal, which Acquisition Proposal did not result in any material respect from a breach (or deemed breach) of this Section 6.03, if, and only if, prior to taking such action (A) the Company Board (1) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A) and (C) the Company receives from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly following its execution.

(c) The Company shall promptly (and in any event within 48 hours) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Company Representatives concerning an Acquisition Proposal, (ii) disclose to Parent the material terms of any such Acquisition Proposal or any such inquiry, offer, proposal or request, including the identity of the person making any such Acquisition Proposal or any such inquiry, offer, proposal or request, and (iii) provide Parent with copies of all written information concerning the Company or any Company Subsidiary provided or made available by the Company, any Company Subsidiary or any Company Representative to such person to the extent not previously provided or made available to Parent. The Company shall promptly (and in any event within 48 hours) (x) respond to requests by Parent for information regarding the status and details of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal and (y) disclose to Parent any material development or material amendment of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as set forth in Section 6.03(e), neither the Company nor the Company Board (or any committee thereof), shall (i) withhold, withdraw or modify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (ii) approve or recommend any Acquisition Proposal, (iii) enter into any Acquisition Agreement or (iv) recommend any Acquisition Proposal (and fail to reaffirm the Company Board Recommendation) (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Time, the Company Board may effect an Adverse Recommendation Change, if (i) the Company receives an unsolicited, written Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law or (ii) an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that:

(i) prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change, (B) the Company has provided Parent a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such Superior Proposal, (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Company Representatives available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and financial advisor) shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change in connection therewith would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above and require the

Company to again comply with the requirements of this Section 6.03(e)(i)) with respect to any such new notice, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed references to a “two (2) calendar day period”); and

(ii) prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Company Representatives available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that, in each case, any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed an Adverse Recommendation Change.

(g) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any oral or written proposal or offer from any person or group (other than Parent or Purchaser) relating to, in a single transaction or series of related transactions, (1) any direct or indirect acquisition of (A) 20% or more of the assets (whether based on the fair market value, revenue generation or net income) of the Company and its consolidated Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries owning such assets, or (B) 20% or more of the outstanding Company Common Stock (or any securities convertible into, or exchangeable for, such Company Common Stock); (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group)

beneficially owning 20% or more of the outstanding Company Common Stock; or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding Company Common Stock or 20% or more of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) first occurring or arising after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the Agreement Date).

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or Purchaser) after the Agreement Date, which Acquisition Proposal did not result in any material respect from a breach (or deemed breach) of this Section 6.03, that (1) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, 50% or more of the outstanding Shares or all or substantially all of the assets of the Company and the Company Subsidiaries taken as a whole, (2) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s shareholders from a financial point of view than the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 6.03(e)(i)) and (3) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal.

(h) Without limiting the foregoing, it is agreed that in the event any Company Representative or any Company Subsidiary takes any action, on behalf of the Company, which, if taken by the Company, would constitute a material breach of this Section 6.03, and the Company does not take reasonable action to seek to cure such breach within two (2) Business Days of the earlier of (x) the date on which the Company receives written notice from Parent or Purchaser of such breach and (y) the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.03.

SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the MBCA, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the articles of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely in any material respect the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any Company Subsidiary.

(b) For a period of six (6) years after the Effective Time, the Surviving Company shall to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Company shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) the Surviving Company shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Company shall cooperate in the defense of any such matter; provided, however, that the Surviving Company shall not be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the articles of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c) The Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable, in the aggregate, as the Company’s existing policies (true and complete copies of which have been previously made available to Parent) for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar, in the aggregate, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided further that, in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

SECTION 6.05 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period of one (1) year immediately following the Effective Time, it shall, or it shall cause the Surviving Company and its Subsidiaries to, provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, an “Employee”) with (i) a base salary or hourly wage that is substantially comparable in the aggregate to those provided to such Employee as of immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent or any of its Affiliates as of immediately prior to the Effective Time.

(b) Employees shall receive credit for vesting and eligibility purposes under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the

Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time.

(c) Nothing contained in this Agreement is intended to be treated as an amendment of any particular Plan, or to create any third-party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall alter or limit the ability of Parent or the Surviving Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or to terminate the employment of any Employee.

SECTION 6.06 Further Action.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to compliance with applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions, including (i) using reasonable best efforts to promptly obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement, (ii) cooperating fully with the other Parties in promptly seeking to obtain all such authorizations, consents, Orders, approvals, licenses, permits and waivers, (iii) providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith and (iv) using reasonable best efforts to obtain consents, approvals or waivers from third parties that are (A) necessary to consummate the Transactions or (B) disclosed in the Company Disclosure Schedule; provided that, notwithstanding the foregoing, none of the Company, any Company Subsidiary or Parent or any Subsidiary of Parent shall be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 6.06(a)(iv) and that neither the Company nor any Company Subsidiary shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Parent. As promptly as practicable, but in any event no later than ten (10) calendar days following the Agreement Date, each Party shall make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to make as promptly as practicable after the Agreement Date its respective filings and notifications, if any, under any other applicable Antitrust Law, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to applicable Antitrust Law. Each Party will promptly notify the other of any notice from any person or Governmental Authority alleging that the consent of such person is or may be required in connection with the Transactions.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent, or any Affiliate of Parent, to (and the Company shall not, without the prior written consent of Parent, which consent may be withheld for any reason) agree to (i) any sale, license, divestiture or other disposition or holding separate of any capital stock, businesses, assets, properties or other interests of Parent, the Company, or any of their respective Affiliates, (ii) the imposition of any limitation, restriction or condition on the ability of Parent, the Company, or any of their respective Affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets, properties or other interests, or (iii) the imposition of any limitation, restriction or condition on Parent, the Company, or any of their respective Affiliates under any Antitrust Laws.

(c) Each Party shall keep the other Parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other Parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any applicable non-United States Antitrust Laws and shall permit the other Parties to review in advance (and to consider any comments made by the other Party in relation to) any proposed substantive communication by such Party to any Governmental Authority relating to such matters. None of the Parties shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation) or other inquiry relating to the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, telephone call or discussion. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary contained in this Agreement, Parent, after, to the extent practicable, prior consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances, including in connection with the determination of any actions to be taken under Section 6.06(b), and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances.

SECTION 6.07 Obligations of Parent and Purchaser. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Purchaser of, and the compliance by Purchaser with, all of the covenants, agreements, obligations and undertakings of Purchaser under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Purchaser hereunder.

SECTION 6.08 Public Announcements. Each Party shall issue its own initial press releases relating to this Agreement, the text of which shall have been provided to the other Party prior to such issuance. Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent (i) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (ii) public disclosure is required by applicable Law or the requirements of NASDAQ or the NYSE, in which case the issuing Party shall use its reasonable efforts to consult with the other Party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 6.03, Section 8.01 and Section 8.03, or in connection with any dispute between the Parties regarding this Agreement.

SECTION 6.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes that become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, except as set forth in Section 2.02(b), each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10 Stock Exchange; Delisting. Prior to the Effective Time, the Company shall use its best efforts to maintain the listing of the Company’s Common Stock on NASDAQ. If requested in writing by Parent at any time following the Acceptance Time, the Company shall promptly (and in any event within two (2) Business Days of such request) cause to be taken all actions necessary to (a) delist the Company Common Stock from NASDAQ and (b) to terminate the registration of the Company Common Stock under the Exchange Act. Parent will use all reasonable efforts to cause the Surviving Company to file with the SEC (a) a Form 25 on the date of the Closing and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Company is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 6.10 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Law.

SECTION 6.11 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation brought by any shareholder of the Company against the Company and/or its directors or executive officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Transactions or otherwise, without the prior written consent of Parent.

SECTION 6.12 Takeover Laws. If any Takeover Statute is or may become applicable to the Offer or the Merger or the other Transactions, the Company and Company Board shall grant all such approvals and take all such actions as are necessary or advisable so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation or provision in the Company Charter or Company Bylaws on such Transactions.

SECTION 6.13 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the Agreement Date: (i) receipt of any written notice to the receiving Party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (ii) receipt of any notice or other communication from any Governmental Authority, NASDAQ or the NYSE (or any other securities market) in connection with the Transactions; or (iii) the occurrence of an event that would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transaction or (B) result in the failure of any condition set forth in Article VII or Annex I to be satisfied. In no event shall (x) the delivery of any notice by a Party pursuant to this Section 6.13 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. The failure to comply with this Section 6.13 will not constitute the failure of any condition set forth in Article VII or Annex I to be satisfied unless the underlying event would independently result in the failure of such a condition to be so satisfied.

SECTION 6.14 Rule 14d-10(d) Matters. Prior to the Agreement Date, the Company (acting through the Compensation Committee of the Company Board) has taken all such steps as may be required to cause any and all employment compensation, severance and employee benefit agreements and arrangements entered into by the Company or any of the Company Subsidiaries or contemplated hereby with any of their respective officers, directors or employees to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act. The Company has provided Parent with copies of all such actions.

SECTION 6.15 Section 16 Matters. Prior to the Acceptance Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of equity securities of the Company pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

SECTION 6.16 Subsequent Financial Statements. The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the Agreement Date and prior to filing any report or document with the SEC after the Agreement Date, it being understood that Parent shall have no liability by reason of such consultation.

SECTION 6.17 Resignations. Prior to the Effective Time, acknowledging the change of control and employment agreements listed in Section 3.11(a) of the Company Disclosure Schedule, upon Parent’s request, the Company shall cause any director or officer of the Company and each Company Subsidiary to execute and deliver a letter effectuating his or her resignation as a director or officer, as the case may be, of such entity effective as of the Effective Time.

SECTION 6.18 Existing Credit Agreement. As requested by Parent after the Agreement Date, at least two (2) Business Days prior to the expected Acceptance Time or the Closing Date, as the case may be, the Company shall deliver to Parent an executed copy of a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter”). The Company shall, and shall cause the Company Subsidiaries to, deliver to Parent (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) prior to the date requested by Parent pursuant to the preceding sentence, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Acceptance Time or the Closing, as the case may be, and the repayment in full of all obligations then outstanding under the Existing Credit Agreement.

SECTION 6.19 Product Claims. From and after the Agreement Date, the Company shall promptly (and in any event within five (5) calendar days) notify Parent in writing of (a) any material investigations or directives regarding any Company Product commenced, issued or threatened in writing by any Governmental Authority set forth on Section 6.19 of the Company Disclosure Schedule and (b) any material notices received by the Company or any Company Subsidiary from any Governmental Authority set forth on Section 6.19 of the Company Disclosure Schedule regarding any Company Product.

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained, if and to the extent required by the MBCA.

(b) Offer. Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Purchaser pursuant to this Agreement).

(c) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions on the terms contemplated by this Agreement.

ARTICLE VIII

TERMINATION

SECTION 8.01 Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company:

(i) if the Acceptance Time shall not have occurred on or before May 24, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfill any agreements or covenants under this Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to occur on or before such date;

(ii) if the Offer (as it may have been extended pursuant to Section 1.01) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder; or

(iii) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order permanently enjoining or otherwise prohibiting or making illegal (A) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (B) prior to the Effective Time, the Merger, and such decision, injunction, decree, ruling, Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the issuance of such decision, injunction, decree, ruling, Law or Order;

(c) by the Company prior to the Acceptance Time:

(i) if, for any reason, Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within twenty (20) calendar days after the Agreement Date, provided that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company has not provided Purchaser with a Schedule 14D-9 that the Company is prepared to file, without further revisions;

(ii) if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.03; provided that (i) the Company shall have complied with Section 6.03 and (ii) prior to, and as a condition to the effectiveness of such termination, the Company has paid to Parent the Company Termination Fee; or

(iii) if Parent or Purchaser shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) shall have had a Parent Material Adverse Effect and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(iii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by Parent prior to the Acceptance Time:

(i) if (A) the Company Board shall have effected an Adverse Action; or (B) the Company or any Company Subsidiary enters into an Acquisition Agreement;

(ii) if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition to the Offer contained in Annex I and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) if either Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(iii) if the Company shall have intentionally breached (or be deemed to have intentionally breached) its obligations pursuant to Section 6.03; or

(iv) if there has been a Company Material Adverse Effect since the Agreement Date and the same is continuing.

SECTION 8.02 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.01 shall, subject to Section 8.01(c)(ii), be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any Party, except that this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and nothing herein (including Section 8.03) shall relieve any Party from liability for any fraud or intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “intentional breach” or “intentionally breached” shall mean (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching Party, which breach would give rise to the failure of any condition to the Offer contained in Annex I and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or material failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act is a material breach of this Agreement.

SECTION 8.03 Fees and Expenses.

(a) Subject to Section 6.20 and Section 8.03(b), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Offer, the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the Agreement Date) by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, and in the case of Parent, with respect to its due diligence investigation of the Company and the Company Subsidiaries.

(b) If this Agreement shall be terminated:

(i) by the Company pursuant to Section 8.01(c)(ii), then the Company shall pay Parent the amount of $7,400,000 (the “Company Termination Fee”);

(ii) by Parent pursuant to Section 8.01(d)(i), then the Company shall pay to Parent the Company Termination Fee;

(iii) by Parent pursuant to Section 8.01(d)(iii), then the Company shall pay to Parent the Company Termination Fee; or

(iv) by (x) Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) or (y) by Parent pursuant to Section 8.01(d)(ii), then, in case of either clause (x) or (y), if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public and (B) within twelve (12) months of the Termination Date, the Company or any Company Subsidiary enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above), then the Company shall pay Parent the Company Termination Fee, which payment shall be made by wire transfer of immediately available funds within one (1) Business Day of the earlier to occur of the entry into the definitive agreement or the consummation of any Acquisition Proposal, in each case, as referred to in clause (B) above.

(v) For the avoidance of doubt, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of the Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(c) The Company Termination Fee payable by the Company hereunder shall be paid to Parent or its designee by the Company in immediately available funds: (i) concurrently with a termination of this Agreement by Parent pursuant to Section 8.01(d)(i)(B), (ii) prior to, and as a condition to the effectiveness of, a termination of this Agreement by the Company pursuant to Section 8.01(c)(ii), and (iii) within one (1) Business Day after a termination of this Agreement by Parent pursuant to Section 8.01(d)(i)(A) or Section 8.01(d)(iii). The payment to Parent or its designees of the Company Termination Fee shall, except in the case of fraud, be the sole and exclusive remedy of Parent for any loss suffered by Parent or Purchaser as a result of the failure of the Transactions to be consummated to the extent paid and upon such payment in accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) For purposes of Section 8.03(b)(iv), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to 20% in the definition thereof shall be deemed to be references to 50%.

(e) The Parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to pay when due any amount pursuant to this Section 8.03, then the Company shall (i) reimburse Parent for all Expenses incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.03, and (ii) pay to Parent interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile transmission (with a confirmatory copy sent by an internationally recognized overnight courier service) or email transmission (upon confirmation of receipt and provided that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Purchaser:

Textron Inc.
40 Westminster Street
Providence, RI 02903
	Attention:	General Counsel
	Facsimile:	(401) 457-2418
Email: rlupone@textron.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue
New York, NY 10022
	Attention:	Robert M. Katz
	Facsimile:	(212) 848-7179
Email: rkatz@shearman.com

(b)	if to the Company:

Arctic Cat Inc.
500 North 3rd Street
Minneapolis, MN 55401
	Attention:	Christopher T. Metz
	Facsimile:	(612) 545-4407
Email: cmetz@arcticcat.com

with a copy (which shall not constitute notice) to:

Fredrikson & Byron P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
	Attention:	John R. Houston
	Facsimile:	(612) 492-7077
Email: jhouston@fredlaw.com

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the Confidentiality Agreement, without application of any “fall-away” provisions contained therein, but such restrictions need not prohibit the making of any confidential Acquisition Proposal to the Company or the Company Board (or any committee thereof), and (ii) shall not provide for an exclusive right to negotiate with the Company and shall not restrict the Company from complying with any term or condition of this Agreement, including the requirement in Section 6.03 to provide information to Parent.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal.

“Adverse Action” means that the Company or the Company Board shall have (i) effected an Adverse Recommendation Change, (ii) failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, (iii) refused to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation (including in the event of an Acquisition Proposal having been publicly disclosed) within two (2) Business Days of such request, or (iv) formally resolved to take or publicly announces an intention to take, any of the foregoing actions.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means (a) licenses of (and covenants not to use regarding) Intellectual Property by the Company or a Company Subsidiary to third parties, (b) licenses (and covenants not to use regarding) of Intellectual Property by third parties to the Company or a Company Subsidiary, (c) agreements between the Company or a Company Subsidiary and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

“Company Lease Documents” means, collectively, ancillary documents pertaining to Leases relating to the Company Real Property (including all amendments,

modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other directly related event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates, (B) any change in conditions generally affecting the principal industry in which the Company and the Company Subsidiaries operate, (C) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Law after the Agreement Date, (D) any adoption, implementation, promulgation, repeal or modification of any applicable Law after the Agreement Date, (E) any outbreak, escalation or acts of armed hostility, terrorism or war, (F) changes proximately caused by the announcement of the execution of this Agreement or the pendency of the Transactions (provided that the exceptions in this clause (F) shall not apply to any representations or warranties contained in Section 3.05 unless otherwise disclosed in Section 3.05 of the Company Disclosure Schedule), or (G) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Parent prior to the taking of such action; provided further that the exceptions set forth in (A), (B), (C), (D) and (E) of this clause (i) shall apply only to the extent that such event, circumstance, change, condition, occurrence or effect does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate; (ii) any legal proceedings made or brought by any current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any transactions contemplated by this Agreement; or (iii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

“Company Real Property” means the Leased Real Property and the Owned Real Property.

“Contract” means any legally binding contract, subcontract, agreement, sales or purchase order, note, bond, mortgage, indenture, Lease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Existing Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of November 29, 2016, among the Company and certain of its Subsidiaries, Bank of America, N.A., as Agent, and certain lenders party thereto, as amended, restated, or otherwise modified prior to the Agreement Date.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Intellectual Property” means intellectual property in any jurisdiction worldwide, including (i) trademarks, service marks, trade names, trade dress, Internet domain names, uniform resource locators, geographical indications and corporate names, all registrations (and applications for registration) for the foregoing, and all goodwill connected with the use thereof and symbolized thereby; (ii) patents and patent applications (including reissues, divisionals, continuations and continuations-in-part thereof), utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs; (iii) confidential and proprietary information, including trade secrets, know-how, methodologies, techniques, procedures, pricing information, confidential research, testing information and results, algorithms, models, processes, formulas, data (including formulations and analyses), client lists and invention rights; (iv) works of authorship, copyrights (including copyrights in Software), moral rights, design rights and database rights therein and thereto; (v) rights of privacy and publicity; (vi) registrations, applications, renewals and extensions for any of the foregoing in (i)-(v); and any and all other proprietary rights.

“Knowledge of the Company” or “Company’s Knowledge” means the knowledge of the individuals identified in Section 9.03 of the Company Disclosure Schedule, in each case, including the knowledge that any such individuals would reasonably be expected to discover or become aware of in the course of the reasonable conduct of his or her duties.

“Knowledge of Parent” means the actual knowledge of any of the executive officers of Parent.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries as tenant,

sublessee, licensee or occupier, together with, to the extent leased by the Company or any of the Company Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Licensed Intellectual Property” means Intellectual Property that the Company or a Company Subsidiary is licensed or otherwise permitted to use by any person pursuant to the Company IP Agreements.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecations, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Other Filings” shall mean all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

“Owned Intellectual Property” means Intellectual Property owned by the Company or a Company Subsidiary.

“Owned Company Real Property” means the real property in which the Company or any of the Company Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of the Company Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Material Adverse Effect” shall mean any event, circumstance, development, condition, effect, change or occurrence that, individually or in the aggregate with any other events, circumstances, developments, conditions, effects, changes or occurrences, prevents or materially delays consummation of the Offer or the Merger or the performance by Parent or Purchaser of any of their obligations under this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (a) Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property owned by the Company or any Company Subsidiary which are not violated in any material respect by the current use and operation of any real property owned by the Company or any Company Subsidiary, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of any real property owned by the Company or any Company Subsidiary in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, and (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity, or any Governmental Authority.

“Principal Customer” means the five (5) largest customers of the Company and the Company Subsidiaries based on revenues received from such persons by the Company and the Company Subsidiaries for the calendar year ended December 31, 2016.

“Principal Supplier” means the ten (10) largest suppliers of goods (e.g., components and raw material) to the Company and the Company Subsidiaries based on the consolidated cost of such goods paid to such persons by the Company and the Company Subsidiaries for the calendar year ended December 31, 2016.

“Proxy Statement Clearance Date” means the earlier of (i) the date on which the Company learns, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the Company learns, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of such person or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each Company Subsidiary.

“Software” means all computer programs, applications, systems and code, including source code and object code, databases and compilations, including data and collections of data and all documentation associated with any of the foregoing.

“Subsidiary” or “Subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one of more other Subsidiaries of such person, (ii) a partnership of which such person, or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acceptance Time	§ 1.03(a)
Acquisition Proposal	§ 6.03(g)(i)
Action	§ 3.10
Adverse Recommendation Change	§ 6.03(d)
Affiliate Transaction	§ 3.20
Agreement	Preamble
Agreement Date	Preamble
Articles of Merger	§ 1.07
Book-Entry Shares	§ 1.04(c)
Certificate	§ 1.04(c)
Closing	§ 1.06
Closing Date	§ 1.06
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	§ 1.05(b)
Company Charter	§ 1.05(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Financial Advisor	§ 3.26
Company Permits	§ 3.06
Company Products	§ 3.21
Company Shareholder Approval	§ 3.24(b)

Defined Term	Location of Definition

Company Stock Option	§ 2.04(a)(i)
Company Stock Plans	§ 2.04(a)(i)
Company Subsidiary	§ 3.01(b)
Company Termination Fee	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Data Room	§ 9.04
Delisting Period	§ 6.10
Dissenters Rights	§ 2.05(a)
Dissenting Shares	§ 2.05(a)
Effective Time	§ 1.07
Employee	§ 6.05(a)
Environmental Laws	§ 3.17(a)(ii)
Equity Interests	§ 3.03(b)
ERISA	§ 3.11(a)
Exchange Act	Recitals
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
Expiration Date	§ 1.01(d)
Export Administration Act	§ 3.19(b)
Fully Diluted Shares	§ 1.04(a)
GAAP	§ 3.08(b)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(a)(iii)
HSR Act	§ 3.05(b)(v)
Indemnified Parties	§ 6.04(a)
Initial Expiration Date	§ 1.01(d)
Intervening Event	§ 6.03(g)(ii)
IRS	§ 3.11(b)(iii)
Latest Balance Sheet	§ 3.08(d)(i)
Law	§ 3.05(a)(ii)
Material Contracts	§ 3.15(a)
MBCA	Recitals
Merger	Recitals
Merger Consideration	§ 2.01(a)
Minimum Condition	§ 1.01(a)
Offer	Recitals
Offer Documents	§ 1.01(h)
Offer Price	Recitals
Offer to Purchase	§ 1.01(c)
Opinion	§ 3.26
Outside Date	§ 8.01(b)(i)
Parent	Preamble
Party	Preamble
Paying Agent	§ 2.02(a)(i)
Payment Fund	§ 2.02(a)(ii)

Defined Term	Location of Definition

Payoff Letter	§ 6.18
Plans	§ 3.11(a)
Post-Closing SEC Reports	§ 6.10
Pre-Closing Period	§ 5.01
Preferred Stock	§ 3.03(a)
Proxy Statement	§ 1.08(a)
Purchaser	Preamble
Purchaser Insiders	§ 1.03(a)
Restricted Stock Award	§ 2.04(a)(iv)
Restricted Stock Unit	§ 2.04(a)(iii)
Sarbanes-Oxley Act	§ 3.08(a)(i)
Schedule 14D-9	§ 1.02(b)
Schedule TO	§ 1.01(h)
SEC Reports	§ 3.08(a)
Securities Act	§ 3.08(a)(i)
Shares	Recitals
Short Form Threshold	§ 1.09
Special Meeting	§ 1.08(b)(i)
Stock Appreciation Right	§ 2.04(a)(ii)
Superior Proposal	§ 6.03(g)(iii)
Surviving Company	§ 1.05(a)
Systems	§ 3.18(f)
Takeover Statute	§ 3.25
Tax	§ 3.14(k)(i)
Tax Returns	§ 3.14(k)(ii)
Termination Date	§ 8.01
Top Up Consideration	§ 1.04(a)
Top Up Option	§ 1.04(a)
Top Up Option Shares	§ 1.04(a)
Transactions	Recitals

SECTION 9.04 Interpretation and Rules of Construction.

(a) When a reference is made in this Agreement to an Annex, Exhibit, Article or Section, such reference shall be to an Annex, Exhibit, Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Purchaser, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room (the “Data Room”) entitled “Project LYNX DR,” which is hosted by Merrill Datasite

(https://datasite.merrillcorp.com) in connection with the Transactions or disclosed in a SEC Report filed and publicly available, in each case, at least two (2) Business Days prior to the Agreement Date. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

(b) Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06 Disclaimer of Other Representations and Warranties. Parent, Purchaser and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no Party makes, and no Party has made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any Party to make any representation or warranty relating to such Party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any Party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are the subject of any representation or warranty set forth in this Agreement.

SECTION 9.07 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.09 Parties in Interest. Other than the provisions of Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10 Remedies; Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to seek (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

SECTION 9.11 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement, except to the extent that the MBCA mandatorily applies and governs the Merger.

(b) The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waives and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.02 shall be deemed effective service of process on such Party.

SECTION 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Amendment. Subject to Section 1.03(c), at any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors; provided, however, that, after the Acceptance Time, (a) no amendment may be made that decreases the Merger Consideration and (b) no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the shareholders of the Company may be made without such shareholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Purchaser and the Company.

SECTION 9.14 Waiver. At any time prior to the Effective Time, Parent, Purchaser or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations of any other Party under this Agreement, (b) waive any breach or inaccuracy in the representations and warranties of any other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of any other Party or any condition to the obligations of the waiving Party contained herein; provided, however, that after the Acceptance Time, (i) no waiver may be made that decreases the Merger Consideration and (ii) no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the shareholders of the Company may be made without such shareholder approval. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, the failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

SECTION 9.15 Company Disclosure Schedule. The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TEXTRON INC.

By	/s/ Scott P. Hegstrom
Name:	Scott P. Hegstrom
Title:	Vice President, Mergers & Acquisitions

[Agreement and Plan of Merger Signature Page]

ACES ACQUISITION CORP.

By	/s/ Elizabeth C. Perkins
Name:	Elizabeth C. Perkins
Title:	Vice President

[Agreement and Plan of Merger Signature Page]

ARCTIC CAT INC.

By	/s/ Christopher T. Metz
Name:	Christopher T. Metz
Title:	President and CEO

[Agreement and Plan of Merger Signature Page]

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Merger Agreement”).

Notwithstanding any other provisions of the Offer and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a) the Minimum Condition shall not have been satisfied at the Expiration Date;

(b) the waiting period applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated at or prior to the Expiration Date or any consent, approval, or other authorization applicable to the consummation of the Offer under the Antitrust Laws of Germany shall not have been received or granted; or

(c) at any time on or after the Agreement Date and prior to the Expiration Date, any of the following conditions have occurred and are continuing at the Expiration Date:

(i) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions on the terms contemplated by this Agreement (provided that Parent and Purchaser have used their reasonable best efforts to oppose any such action by such Governmental Authority in accordance with Section 6.06 of the Merger Agreement);

(ii) (A) any representation or warranty of the Company contained in Section 3.01 (other than Section 3.01(a)), Section 3.02, Section 3.03 (other than Section 3.03(a), Section 3.03(b) and Section 3.03(c)), Section 3.04, Section 3.09(a), Section 3.24, Section 3.25 and Section 3.27 of the Merger Agreement shall, if qualified by materiality or “Company Material Adverse Effect,” fail to be true and correct in all respects or, if not so qualified, shall fail to be true and correct in all material respects, (B) any representation or warranty of the Company contained in Section 3.01(a) shall fail to be true and correct in all respects, (C) any representation or warranty of the Company contained in Section 3.03(b) and Section 3.03(c) of the Merger Agreement shall fail to be true and correct in all respects, except where the failure to be so true and correct in all respects has not resulted and would not reasonably be expected to result in an increase in the aggregate consideration required to be paid by Purchaser under Article I or Article II, individually or in the aggregate, by more than $500,000, or (D) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall fail to be true and correct in any respect, except where the failure of such representations and warranties of the Company to be so true and correct would not have a Company Material Adverse Effect, in the case of each of clauses (A), (B) and (C), as of the Agreement Date and as of the Expiration Date as though made on and as of such date (unless any such representation and warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specified date);

(iii) the Company shall have breached or failed to perform or comply, in any material respect, with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

(iv) there shall have occurred since the date of the Merger Agreement a Company Material Adverse Effect;

(v) Parent and Purchaser shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (c)(ii), (iii) and (iv) of this Annex I have not occurred; or

(vi) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived in writing (as permitted by applicable Law) by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived in writing (where permitted by applicable Law). The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.